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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2008

GEORESOURCES, INC.
(Exact name of registrant as specified in its charter)

COLORADO	0-8041	84-0505444

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

110 Cypress Station Drive, Suite 220
Houston, Texas 77090
(Address of principal executive offices) (Zip Code)

(281) 537-9920
Registrant’s telephone number, including area code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

___ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

___ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 7.01: REGULATION FD DISCLOSURE

On February 5, 2008, GeoResources, Inc. issued a press release announcing that it acquired producing properties from an unaffiliated party in the Williston Basin of North Dakota and Montana for $7.9 million.  The press release also announced that GeoResources, Inc. sold all of its interest in the Grand Canyon Unit in Otsego County, Michigan to an unaffiliated party for $6.6 million.  Finally, the press release also provided a current operations update on GeoResources, Inc. producing properties.  A copy of the press release is furnished with this report as Exhibit 99.8, and is incorporated herein by reference.

The information in this report is being furnished, not filed, for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any filing under the Securities Act of 1933, as amended.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits:

The following exhibit is included with this Current Report on Form 8-K:

Exhibit No.	Description

99.8	GeoResources, Inc. Press Release dated February 5, 2008.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEORESOURCES, INC

By:	/s/ Frank A. Lodzinski Frank A. Lodzinski, President

Date: February 8, 2008

EXHIBIT INDEX

Exhibit No.	Description
99.8	GeoResources, Inc. Press Release dated February 5, 2008.

EXHIBIT 99.8

GeoResources, Inc. Announces Property Acquisition and Provides Operations Update

Tuesday February 5, 10:26 am ET

HOUSTON, Feb. 5 /PRNewswire-FirstCall/ -- GeoResources, Inc., (Nasdaq: GEOI), announced today that it has closed on the acquisition of producing properties from an unaffiliated party in the Williston Basin of North Dakota and Montana for $7.9 million. The properties will be operated by the Company and have current net production of approximately 106 BOEPD and additional drilling opportunities. As of January 1, 2008 the Company has estimated the proved reserves at 970,000 BOE of which 93% is oil.

Separately, the Company has sold, effective January 1, 2008, all of its interest in the Grand Canyon Unit in Otsego County, Michigan to an unaffiliated party for $6,600,000 in cash. The Grand Canyon Unit was the only property owned by the Company in Michigan.

OPERATIONS UPDATE:

North Dakota:

In North Dakota the Company continues to gain exposure in the Bakken Shale play in Mountrail County near the Parshall Field in its joint venture with Slawson Exploration Company. The first joint venture well in this project area is expected to commence drilling by the end of the first quarter of 2008. Thereafter, it is anticipated that Slawson will continuously utilize the drilling rig on project wells into 2009, drilling jointly held acreage in the project area. The Company owns varying working interests ranging from 10% - 15% in approximately 26,000 acres.

Additionally, the Company received final regulatory approval effective November 1, 2007 for its Starbuck Madison Unit secondary recovery project, located in Bottineau County. Phase 1 of the waterflood implementation is almost complete, and the Company started injection in the south half of the field in January, 2008. It is anticipated that two additional injection wells, along with associated facilities will be completed in February, 2008. Starbuck Field has produced 1.35 MMBO of the total estimated 2.05 MMBO primary reserves to date, with preliminary Company waterflood reserve estimates indicating the potential for an additional 1.6 MMBO of incremental secondary recovery with full field development on unit lands. The Company owns a 91.3% working interest.

On or before March 1, 2008, the Company expects to commence operations on the first of two horizontal development wells in Wayne Field, the Ballantyne/Steinhaus State H2 and the Oscar Fossum H5. The Company owns a 100% working interest and a 67.5% working interest, respectively, in the two wells. Other horizontal wells in the area have reported initial production rates in excess of 200 BOPD and ultimate recoveries in excess of 300 MBO. The Company estimates total drilling and completion costs of $1.4 million per well.

Texas:

In Texas, GeoResources and its affiliated institutional drilling partnership ("Partnership") continue to successfully exploit its Austin Chalk properties with the first dual lateral horizontal well drilled on its acreage, the W. Richards Unit #1H, producing over 1 BCF in the 60 days since completion in early December 2007. The Company recently completed the Keisler Unit #1H which averaged 18.9 MMCFPD over the first 6 days of production. Drilling continues, on expanding acreage positions, with the E. Richards #1H, which is currently drilling and is expected to be completed in March. The Company plans to spud an additional 5-6 wells in this area in 2008 and expects to retain the current drilling rig and crew and spud a new well approximately every 60 -75 days for the next two or three years. The Company is considering dedicating an additional drilling rig to the program to accelerate drilling. GeoResources operates the wells and holds a direct 7.2% working interest. In addition, the Company is the General Partner of the Partnership, which holds an 82.8% working interest. GeoResources' initial 2% General Partnership interest can increase to over 35%, pending limited partner payout, plus a specified rate of return.

Louisiana:

The Company continues to develop and drill prospects in South Louisiana and has recently drilled the first two of potentially five exploration wells in the Raceland Field of LaFourche Parish, Louisiana. These shallow wells generally have objectives above 9,500 feet. The Company is contractually required to drill three of the wells and the remaining two wells are optional. These prospects and wells are operated by the Company and were generated by Southern Bay Energy LLC, currently a wholly owned subsidiary of the Company, prior to its merger with Geo Resources in April of 2007. At that time a majority of these prospects were promoted out to third parties for cash, an overriding royalty interest and incremental reversionary interest. Accordingly, the Company only has a direct 8.5% working interest. The first well, Davaine #1, was flow tested over a two day interval and averaged 145 BOPD and 50 MCFD over that period and has since been shut in to allow for completion of permanent production facilities. The second well has completion operations underway and is expected to have similar results.

Comments:

Frank A. Lodzinski, Chief Executive Officer of GeoResources, said, "The divestiture of the Company's only Michigan property and the redeployment of the proceeds into the Williston Basin is the latest step in our ongoing plan to focus our technical and operational resources in our core areas. We will continue to pursue our goals of efficiently increasing cash flow, reserves and drilling potential in our core areas. We are pleased with the continued Austin Chalk drilling success in our institutional Partnership. Further, we believe the 43,000 net acres we control in the play has both shallow and deep exploration potential beyond the Austin Chalk section. We believe we are positioned to realize considerable per share value resulting from both our direct working interests and Partnership reversionary interests. Other projects including waterflood implementation and horizontal drilling are expected to favorably impact reserves, cash flow and per share value as we continue to expand our acreage positions and prospect inventory. Our performance is consistent with our business strategy. Specifically, we first build a cash flow base and initial portfolio of drilling and development opportunities, then our management and technical staff focus on expanding our inventory. Our drilling results demonstrate the depth and capability of our internal geological, engineering and operating staff and support our business model. Commensurate with growth, we intend to retain larger direct interests, but will likely continue to promote institutional and industry partners to subsidize our overhead, manage risk and favorably influence finding costs. We believe our diversified approach will allow the Company to continue to grow profitably."

About GeoResources, Inc.

In April 2007, the Company completed its mergers with Southern Bay Oil & Gas L.P. and Chandler Energy, LLC. The management of Southern Bay and Chandler became the principal management of the combined entity. Corporate headquarters are located in Houston, Texas. The Company conducts its exploration development and production operations through wholly owned subsidiaries. Activities in the Southern Region are conducted through Southern Bay Energy, LLC, located in Houston, Texas and Northern Region operations are conducted through G3 Energy LLC, located in Denver, Colorado. The Company also maintains a regional office in Williston, North Dakota. For more information, visit our website at http://www.georesourcesinc.com.

Forward-Looking Statements

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate," "estimate" or "continue," or comparable words. All statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read all available SEC reports of the Company for meaningful cautionary language.